UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 24, 2014

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 24, 2014, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect thirteen nominees to serve as Directors for a one-year term that will expire at the 2015 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2014;

3.	To provide nonbinding approval of executive compensation; and

4.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 7, 2014. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas 78205. This list will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote:

1.	By Internet: go to cfrvoteproxy.com; or

2.	By phone: call 1-866-390-5375 (toll-free); or

3.	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the shareholder of record entitled to vote your shares.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 21, 2014

-i-

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 24, 2014

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 24, 2014 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 21, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the 2014 Annual Meeting of Shareholders and our 2013 Annual Report to Shareholders are available at cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2014 Annual Meeting of Shareholders and our 2013 Annual Report to Shareholders are available at our proxy materials website at cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 7, 2014 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 7, 2014, there were 60,845,593 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the thirteen nominees to serve as Directors for a one-year term that will expire at the 2015 Annual Meeting of Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2014 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Shares for which votes are withheld, as well as abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees receiving the highest number of votes will be elected. In the election of Directors, votes may be cast “for” or “withhold authority” with respect to any or all nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2014 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on, and who vote for, against or expressly abstain with respect to this proposal, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on, and who vote for, against or expressly abstain with respect to, this proposal will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board of Directors.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item. However, the NYSE rules do not permit member brokers that do not receive instructions, to vote on the election of Directors, or on the shareholder advisory vote relating to executive compensation. Thus, it is very important that you cast your vote regarding all items of business proposed in the proxy.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $6,500.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following thirteen Directors have been nominated to serve for a new one-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen, and Mr. Horace Wilkins, Jr. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The tables below provide information on each nominee.

Nominees for One-Year Term Expiring in 2015:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

R. Denny Alexander	68	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	54,275	(2)	0.09%

Carlos Alvarez	63	Chairman and Chief Executive Officer, The Gambrinus Company	2001	333,225		0.54%

Royce S. Caldwell	75	Former Vice Chairman, AT&T Inc.	1994	6,025		0.01%

Crawford H. Edwards	55	General Manager of Edwards Geren Limited; President, Cassco Land Co. and Cassco Development Company	2005	262,796	(3)	0.43%

Ruben M. Escobedo	76	Former Senior Partner at Ruben Escobedo & Co., CPAs	1996	33,375	(4)	0.05%

Richard W. Evans, Jr.	67	Chairman of the Board, Chief Executive Officer and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	1993	1,022,916	(5,6)	1.66%

Nominees for One-Year Term Expiring in 2015 (continued):

Patrick B. Frost.	54	President, Frost Bank, a Cullen/ Frost subsidiary	1997	959,322	(5,7)	1.56%

David J. Haemisegger	60	President, NorthPark Management Company	2008	2,699		0.00%

Karen E. Jennings	63	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	5,325		0.01%

Richard M. Kleberg, III.	71	Investments	1992	39,650	(8)	0.06%

Charles W. Matthews	69	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	3,519		0.01%

Ida Clement Steen	61	Investments	1996	4,625	(9)	0.01%

Horace Wilkins, Jr.	63	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	3,625		0.01%

(1)	Beneficial ownership is stated as of March 6, 2014. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board of Directors. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 41.

(2)	Includes 34,050 shares held by a limited partnership of which Mr. Alexander is the general partner and 17,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(3)	Includes (a) 74,118 shares held by three trusts of which Mr. Edwards is a trustee (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust.

(4)	Includes 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(5)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 56,633 and Mr. Patrick B. Frost 28,601.

(6)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Evans is the sole manager.

(7)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(8)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

(9)	Includes 200 shares in a trust for which Ms. Steen shares voting and investment power with her husband.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had six meetings in 2013. Each of Cullen/Frost’s current Directors attended 83% or more of the meetings of the Board and the Committees of the Board on which he or she served during 2013.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2013 each of Cullen/Frost’s current Directors attended the Annual Meeting of Shareholders.

Committees of the Board

The Board of Directors has five Committees, each of which is described in the chart below.

Committee	Members	Primary Responsibilities	Meetings in 2013

Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	3

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	Richard W. Evans, Jr. (Chair) Royce S. Caldwell Patrick B. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	1

Committee	Members	Primary Responsibilities	Meetings in 2013

Strategic Planning	Richard W. Evans, Jr. (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell Charles W. Matthews	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. All of these charters are available at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee and Compensation and Benefits Committee are composed only of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit Committee. Furthermore, members of the Board of

Cullen/Frost also serve as members of the Board of Directors of Frost Bank, and as such receive regular reports on the operations of Frost Bank. The Board of Frost Bank has additional committees that are not committees of the Board of Cullen/Frost. These Frost Bank Board committees have a majority of independent directors and review risks and approve policy exceptions in lending and trust services. Each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. The Audit Committee receives reports on, and reviews, the Bank’s principal risk exposure, including financial reporting, credit, and liquidity risk. The Risk Committee of the Frost Bank Board receives reports on, and reviews the firm’s credit and operational risk. Cullen/Frost management regularly discusses macro- and business-specific economic factors with the Audit Committee and the Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and the Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s CEO, CFO, and Chief Risk Officer/Chief Credit Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. It is through these various channels that the Board seeks the information to oversee the Company’s risk management.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, background, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the committee will initially utilize the information it receives with the recommendation it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

2013 Director Compensation

2013 Director Compensation Table

Name(1)	Fees earned or paid in cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other	Total ($)

R. Denny Alexander	66,000	30,035	—	—	—	96,035

Carlos Alvarez	66,000	30,035	—	—	—	96,035

Royce S. Caldwell	97,500	30,035	—	—	—	127,535

Crawford H. Edwards	74,000	30,035	—	—	—	104,035

Ruben M. Escobedo	81,500	30,035	—	—	—	111,535

David J. Haemisegger	68,000	30,035	—	—	—	98,035

Karen E. Jennings	81,000	30,035	—	—	—	111,035

Richard M. Kleberg, III	74,000	30,035	—	—	—	104,035

Charles W. Matthews	73,000	30,035	—	—	—	103,035

Ida Clement Steen	75,500	30,035	—	—	—	105,535

Horace Wilkins, Jr.	87,500	30,035	—	—	—	117,535

1.	Mr. Evans, Cullen/Frost’s Chief Executive Officer, and Mr. Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost and receive no compensation for their service as Directors. For further information on the compensation paid to Mr. Evans and Mr. Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table and the Grants of Plan-Based Awards Table.

2.	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving both on the boards of Cullen/Frost and of Frost Bank.

3.	Amounts shown represent the grant date fair value of deferred Stock Units granted to the non-employee Directors during 2013. Each non-employee Director was granted 500 deferred Stock Units on April 25, 2013. The grant date fair value of each deferred Stock Unit was $60.07,which was the closing price of Cullen/Frost’s stock on that day.

4.	The following information indicates the aggregate number of deferred Stock Units previously awarded and outstanding for the following directors as of December 31, 2013:

•	R. Denny Alexander—3,225;

•	Carlos Alvarez—3,225;

•	Royce S. Caldwell—3,225;

•	Crawford H. Edwards—3,225;

•	Ruben M. Escobedo—3,225;

•	David J. Haemisegger—2,680;

•	Karen E. Jennings—3,225;

•	Richard M. Kleberg, III—3,225;

•	Charles W. Matthews—1,519;

•	Ida Clement Steen—3,225; and

•	Horace Wilkins, Jr.—3,225.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $38,000 and a fee of $4,000 for each Cullen/Frost Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2007 Outside Directors Incentive Plan. In April 2013, each non-employee Director in office at that time received 500 deferred stock units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each deferred stock unit held. The deferred stock units were fully vested upon being awarded and will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock.

In addition, each of the Cullen/Frost Directors serves on the Board of Directors of Frost Bank, a subsidiary of Cullen/Frost.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	Valero Energy Corporation and CST Brands, Inc.
Mr. Matthews	Trinity Industries, Inc. and Forestar Group, Inc.

Director Qualifications

All members of our Board have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. Below is additional information about the qualifications of our Directors.

R. Denny Alexander	Director since 1998

During the past five years, Mr. Alexander’s principal occupation has been managing investments. Until 1998, he was the Chairman of Overton Bank & Trust and a Director of Overton Bancshares, Inc., a company which merged with Cullen/Frost. It is because of his experience in banking and wealth management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Since 1986, Mr. Alvarez has been the Chairman and Chief Executive Officer of the Gambrinus Company, a highly successful brewer and beer distributor in San Antonio, Texas. Mr. Alvarez has extensive experience in all facets of the business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his business acumen, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Royce S. Caldwell	Director since 1994

Until 2002, Mr. Caldwell was the Vice Chairman of AT&T, Inc. During his tenure with AT&T, he served as Chief Operating Officer and a Director, as well as Chairman and Chief Executive Officer of Ameritech, Pacific Bell Corp., Southern New England Corp., and Prodigy Corp. Mr. Caldwell also served as President and Chief Executive Officer of Southwestern Bell Corp. Until 2007, Mr. Caldwell was a Director of the Sabre Holdings Corporation, a travel marketing, distribution and technology company. It is because of his experience in business operations, management and telecommunications and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Caldwell should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Since 2005, Mr. Edwards has been the President of Cassco Land Co., Inc. and Cassco Development Company and has been engaged in the investment and management of commercial real estate, agribusiness and oil and gas. He is a member of the Board of Directors of the National Finance Credit Corporation of Texas and a member of the Board of Directors of the Texas and Southwest Cattle Raisers Association. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

Ruben M. Escobedo	Director since 1996

Until 2010, Mr. Escobedo had been a certified public accountant for 47 years. He was Senior Partner at Ruben Escobedo & Co., CPAs. Mr. Escobedo is also a Director, Chairman of the Audit Committee, and a member of the Executive Committee at Valero Energy Corporation. He is a Director and member of the Audit Committee at CST Brands, Inc. (the owner of a nationwide chain of convenience stores). It is because of his extensive and varied accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should continue serving on the Board.

Richard W. Evans, Jr.	Director since 1993

Mr. Evans has been the Chairman of the Board, Chief Executive Officer and President of Cullen/Frost since 1997. Mr. Evans is also the Chairman of the Board and Chief Executive Officer of Frost Bank. He was a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve System in Washington, D.C. and a former member of the Board of Directors of the Federal Reserve Bank of Dallas. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Evans should continue serving on the Board.

Patrick B. Frost	Director since 1997

Since 1993, Mr. Frost has been the President of Frost Bank. He is the Chairman of the Audit Committee of the University of Texas Health Science Center, Chairman of the Cancer Therapy Research Center Board of Governors and Vice Chairman of the Christus Santa Rosa Children’s Hospital Foundation. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

David J. Haemisegger	Director since 2008

Since 1995, Mr. Haemisegger has been the President of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. He is a member of the Board of Trustees and the Audit and Finance Committees at the Nasher Foundation and the Nasher Sculpture

Center. Mr. Haemisegger is also a member of the Board of Trustees and the Finance and Executive Committees at the Hockaday School. In addition, Mr. Haemisegger is a former member of the Board of Trustees and the Finance Committee at the Dallas Museum of Art and a former member of the Board of Directors and the Audit, Loan and Executive Committees of the NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

Karen E. Jennings	Director since 2001

Until 2007, Ms. Jennings was the Senior Executive Vice President of Advertising and Corporate Communications of AT&T, Inc. During her tenure at AT&T, she also held the position of Senior Executive Vice President of Human Resources, Senior and Corporate Communications, and President—Missouri for Southwestern Bell Telephone Company. It is because of her experience in business operations, management and telecommunications experience, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Jennings should continue serving on the Board.

Richard M. Kleberg III	Director since 1992

During the past 30 years, Mr. Kleberg has been President and the Managing Partner of SFD Enterprises, LLC, a private investment partnership. He has over 30 years of experience in the banking business as a Director or part of an ownership group. He served on the Board and Audit Committee of the Abraxas Petroleum Corporation, a public company, for 16 years; as a Director and on various committees, including the Audit Committee, of Kleberg First National Bank for a period of approximately 18 years; as a Director and as a member of various committees, including the Investment/Finance and Compensation Committee of the King Ranch, Inc., for 14 years; and as a member of the Trinity University Board of Trustees and various committees, including the Finance and Audit Committee for over 25 years. In addition, he was a commercial lending officer at Frost Bank for ten years. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should continue serving on the Board.

Charles W. Matthews	Director since 2010

Until 2010, Mr. Matthews was the Vice President and General Counsel of Exxon Mobil Corporation, having served in the law department for over 30 years. He continues to practice law and is a member of the Board of Trinity Industries, Inc., Forestar Group, Inc. and Children’s Medical Center of Dallas. Mr. Matthews is former Chair of the University of Texas Development Board and is a member of the Board of the University of Texas System Foundation and is the current President of the Ex-Students’ Association of the University of Texas. In 2012, Mr. Matthews was appointed by Speaker Joe Straus of Texas to serve on the Select Committee on Economic Development, a twelve person committee created by the Legislature to study economic development initiatives for the State of Texas. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

Ms. Steen has investment experience derived from managing personal holdings for the past 30 years. She has also served on the Committee of Finance and acted as special liaison to the Texas Growth Fund Board for the Board of Regents of the Texas A&M University System. Ms. Steen was also a member of the Board of Trustees of San Antonio Academy. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Steen should continue serving on the Board.

Horace Wilkins, Jr.	Director since 1997

Until 2000, Mr. Wilkins was the President of Special Markets at AT&T, Inc. and a Regional President of AT&T, Inc. He is a member of the Board and Compensation and Benefits Committee of U.S. Sugar. It is because of his experience in business operations, management and telecommunications and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should continue serving on the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose 85% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen and Mr. Horace Wilkins, Jr. Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost are not independent because they are executive officers of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

The Board of Directors determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board of Directors determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board of Directors determined that the lease payments to companies in which Mr. R. Denny Alexander and Mr. Crawford H. Edwards have interests, as further described under Certain Transactions and Relationships on page 42, below, satisfied these criteria.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The charter of the Compensation and Benefits Committee is posted on Cullen/Frost’s website at frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

A.	establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

B.	overseeing the evaluation of Cullen/Frost’s executive management;

C.	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

D.	making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

E.	discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

F.	providing oversight of regulatory compliance with respect to compensation matters;

G.	reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

H.	preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

I.	preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    Although the Committee approves the annual normal grant of stock options and restricted stock/restricted stock units to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.    After consulting with management’s compensation consultant, and with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for Company officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.    Beginning in 2005, the Committee directly retained Aon Hewitt as its outside compensation consultant. During the course of 2010, the Committee, along with senior management, began to consider the benefits of retaining two different independent outside compensation consultants, one to advise the Committee and a separate one to advise management. On October 1, 2010, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside compensation consultant. Management continues to retain Aon Hewitt as its outside compensation consultant.

The role of the Committee’s independent consultant, Meridian, is to serve and assist the Committee in its review and oversight of executive and director compensation practices. The role of management’s consultant, Aon Hewitt, is to assist the CEO and company management in reviewing, assessing, and developing recommendations for the Company’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

Meridian did not provide any services for the Committee or the Company outside of the compensation consulting services outlined above.

In its January 2014 meeting, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

As previously mentioned, Aon Hewitt serves as consultant to management, providing services to management similar to those Meridian provides to the Committee. Neither the Committee nor management directed Aon Hewitt to perform services in any particular manner or under any particular method. Management retains the final authority to hire and terminate its consultant. Management evaluates its consultant annually.

Both the Committee’s Meridian consultant and the Company’s Aon Hewitt consultant attended all of the Committee meetings in 2013 and assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2013, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Charles W. Matthews

Compensation Discussion and Analysis

Executive Summary

We are a financial holding company, headquartered in San Antonio, Texas, with well over 100 financial centers throughout Texas. We provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown a lot, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy and management and consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive rewards programs tend to focus on total company success. At Cullen/Frost, we believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we benchmark our executive rewards, at target, at approximately the 50th percentile of the external market while taking into account various other factors, including market conditions, company performance, internal equity, and individual experience levels, among other things. Because we believe our Company to be a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive rewards programs that would encourage the taking of such risks. Further, the consistency and continuity of management serves to enhance our conservative risk profile. The average tenure with the Company of the five Named Executive Officers included in this proxy statement is in excess of 34 years. Finally, we believe we offer executive rewards that align management and shareholder interests.

2013 was another great year for Cullen/Frost. Our Company achieved a strong net income of $238 million in alignment with budgeted expectations of $238 million. Additionally, we delivered strong returns to our shareholders, and our share price increased by approximately 37% from year-end 2012 to year-end 2013.

During 2013, the following decisions were made concerning compensation of the Named Executive Officers:

•	Increases to base pay approximating 3% on average, effective January 1, 2014;

•	Annual bonus payments for 2013 performance paid in 2014 at target due to the strong financial performance of our Company with net income that was in alignment with budgeted expectations; and

•	Long-term incentive award grants consisting of stock options and restricted stock/restricted stock units at value levels generally consistent with prior years.

We believe that our executive rewards programs successfully balance elements of fixed compensation, short- and long-term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

2013 Say On Pay Vote

The 2013 Annual Shareholders Meeting was held on April 25th. This marked the third annual “Say on Pay” vote by shareholders of Cullen/Frost. The shareholders overwhelmingly showed their approval of the Company’s executive pay programs with 97% of all votes cast being in favor of approval of the executive pay programs. The Compensation and Benefits Committee (the “Committee”) and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2013, the Committee has continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Named Executive Officers

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2013 performance:

Richard W. Evans, Jr.	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank
Phillip D. Green	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank
David W. Beck, Jr.	President and Chief Business Banking Officer of Frost Bank
Richard Kardys	Group Executive Vice President and Executive Trust Officer of Frost Bank
Patrick B. Frost	President of Frost Bank

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Committee. The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions made in 2013

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Evans and the Director of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Evans annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’ total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Evans to be ratified by the Board of Directors.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grants.

In light of the volatility in the U.S. financial markets in the last several years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the Chief Risk Officer, as well as the Committee’s compensation consultant and Management’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2013, the Committee determined that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash bonus and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, Cullen/Frost, together with the Committee’s independent external compensation consultant and the Company’s independent external compensation consultant, conducts annual benchmarking of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by the Company’s independent external compensation consultant, Aon Hewitt, and is reviewed by the Committee’s independent external compensation consultant, Meridian Compensation Partners, LLC. In its January 2014 meeting, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

The Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2013, Aon Hewitt provided market data collected from public filings for the following 15 companies:

Associated Banc-Corp Bancorpsouth Inc. Bank of Hawaii Corporation Cathay General Bancorp City National Corporation	Commerce Bancshares, Inc. First Horizon National Corporation Firstmerit Corporation Fulton Financial Corporation Susquehanna Bancshares, Inc.	SVB Financial Group Synovus Financial Corporation TCF Financial Corporation Valley National Bancorp Webster Financial Corporation

The peer group used in 2013 was the same as the group used in 2012. The 2013 peer group was developed based on the following criteria:

•

Size—Companies with assets comparable to Cullen/Frost. The median asset size of the peer group listed above is $18.2 billion as of December 31, 2012 as compared to Cullen/Frost’s asset size of $23.1 billion as of that same date.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

•	Sample Size—A peer group with 15-20 companies.

Additionally, market data was collected by Aon Hewitt from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive target aggregate compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian Compensation Partners, evaluates the market data prepared by Aon Hewitt, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices, described below, that are designed to support strong risk management.

•

We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation.

•

Cash incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•

As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

•

Our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for employees of Cullen/Frost and other holdings, are significant holders of Cullen/Frost stock.

Based on the points above, the Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. We regularly review all plans identified by Human Resources Officers as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2013 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During its Fall 2013 meeting in October, the Committee approved base pay increases for Mr. Evans and the other Named Executive Officers. The increases were based on external market data, internal equity, and each individual’s performance. The Committee observed that prior to the increases,

•	the base pay of Mr. Evans was in alignment with the 50th percentile of the external market;

•	the base pay of Mr. Green was between the 50th percentile and the 75th percentile of the external market; and

•	the base pay levels for the remaining Named Executive Officers were approximately equal to the 75th percentile of the external market.

The base pay increases approved by the Committee became effective January 1, 2014 and approximated an average of 3% of existing base pay, ranging from 2.8% to 3.0%. Base pay levels for 2013 can be seen in the Summary Compensation Table.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Bonus Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash bonus.

The Bonus Plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during its first-quarter meeting, the Committee establishes a cap tied to net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income and, after the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount to Mr. Evans. Traditionally, the Committee has not paid a bonus at the full 0.8% of fiscal year net income, but closer to a target of 90%—100% of his base salary earnings.

For 2013, the Committee again approved a cap of 0.8% of fiscal year net income for Mr. Evans’ bonus and a target bonus of 100% of his base salary earnings. To determine the bonus payment amount, the Committee exercises downward discretion based on the following qualitative measures approved by the Committee.

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the bonus payment amount determined and certified by the Committee for Mr. Evans.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board of Directors. For 2013, the Company’s budgeted expectations for net income were $238 million. Actual performance for 2013 was in alignment with these expectations, as the Company realized actual net income of $238 million. Actual Net Income was within 0.9% of budgeted expectations and therefore Net Income was deemed to have essentially met budget.

For 2013, Cullen/Frost’s financial performance was strong and in alignment with budgeted expectations as referenced above. In light of this, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial cap of 0.8% of net income. The Committee elected to pay a bonus to Mr. Evans of $895,000, or 100% of his base salary earnings, which was his target bonus. This was ratified by the Board of Directors on January 30, 2014, and can be seen in the Summary Compensation Table.

For 2014, the Committee has again approved a cap for Mr. Evans of 0.8% of fiscal year net income.

At its October 2013 meeting, the Committee reviewed the competitiveness of the Chief Executive Officer’s bonus target. The target level appeared to be consistent with prevailing target levels in the external market. Therefore, the Committee chose to maintain a 100% bonus target for the Chief Executive Officer for 2014.

Bonus Plan for the Other Named Executives

The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, a bonus pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The bonus pool is funded at target if Cullen/Frost’s financial performance meets budget. The bonus pool is funded at a level below target if Cullen/Frost’s financial performance falls below budget. The bonus pool may be funded above target if Cullen/Frost achieves financial performance above budget. A minimum percentage of budget must be achieved before the bonus pool is funded, and no bonus payments are made unless Cullen/Frost attains this minimum threshold. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 20% above the executive’s pre-established bonus target for the applicable year.

For 2013, Cullen/Frost established the following individual targets as a percentage of 2013 base salary earnings for the Named Executive Officers in the Executive Management Bonus Plan:

Phillip D. Green	60%

David W. Beck, Jr.	60%

Richard Kardys	60%

Patrick B. Frost	60%

The individual targets are not formula driven. For all of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Aon Hewitt, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual bonus payments for the other Named Executives, the Chief Executive Officer discusses these issues with Aon Hewitt and Meridian Compensation Partners. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criterion for bonus payments for the Named Executive Officers is the measurement of financial performance vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual performance was in alignment with budgeted expectations for 2013. As a result, the Chief Executive Officer recommended to the Committee that bonus payments be paid to Mr. Green, Mr. Beck, Mr. Kardys and Mr. Frost at target for 2013. The Committee approved this recommendation. The 2013 bonuses were paid in February of 2014 and can be seen in the Summary Compensation Table.

In October 2013, the Committee reviewed the competitiveness of each Named Executive Officer’s incentive target level and determined that they are competitive. The Committee elected to maintain the existing target levels for the Named Executive Officers for 2014. As previously stated, the target represents a percentage of base earnings.

No specific weighting is targeted for annual incentive pay as a percentage of total compensation.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and increase shareholder value. Cullen/Frost maintains the 2005 Omnibus Incentive Plan (“Plan”) which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, long-term incentives are awarded to the Named Executive Officers in the form of stock options, restricted stock, and when appropriate, restricted stock units. The size of the grant is determined by the Committee, taking into account a variety of factors including the value of prior year grants when made, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock or restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock/restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. Stock options were granted at $71.39, the closing price on the date of grant, October 29, 2013. The options granted in 2013 vest 25% per year beginning on the first anniversary of the date of grant and have a life of ten years. Should the Named Executive Officer retire from the Company the options would continue to become exercisable on the original vesting schedule, but the expiration date of the grant would become the earlier of the original expiration or five years from the date of retirement. The vesting schedule and life were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock/Restricted Stock Units

Historically, the Committee has granted shares of restricted stock to the Named Executive Officers. In 2010, the Committee made the decision to begin granting restricted stock units in place of restricted stock to those Named Executive Officers who are 60 years of age or older at the time of grant, because these awards vest on retirement on or after age 65. This decision was made to prevent premature taxation of restricted shares at age 65 and to better align executive management and shareholder interests. Shares of restricted stock continue to be granted to the Named Executive Officers under the age of 60.

Restricted stock/restricted stock units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team. The awards granted in 2013 vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice.

Stock Ownership Guidelines

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its October 2013 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was once again heavily influenced by the unique economic environment. In reviewing peer data, the Committee observed:

•

An overall increase in grant date fair value of long-term incentive awards within the financial services industry made in 2012 versus the prior awards, largely due to stock prices continuing to recover; and

•	Continued variability in the delivery of long-term incentives as companies exit TARP. This would include those awards made by organizations upon exiting TARP that could be considered non-routine.

These combined factors resulted in continued variability in the delivery of long-term incentive awards and the associated values delivered as reflected in peer group data. The Committee strongly considered these external factors, along with internal factors such as equity, performance, share usage, dilution and cost to determine the 2013 long-term incentive grants.

In its review, the Committee observed that long-term incentive awards to Mr. Evans and Mr. Frost were between the 50th and 75th percentile of the external market data. Long-term incentive awards to Mr. Beck, Mr. Kardys, and Mr. Frost were below the 50th percentile of the external market data. The Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package overall. In 2013, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain a similar award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers of similar economic value to the prior year’s grant. The desired mix of half stock options and half restricted stock/units, based on the estimated economic value of the awards at the time of grant was maintained. The actual awards granted in 2013 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of new designated employees, as applicable. While Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan[1]	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan[1]	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

For a detailed description of the above-referenced benefit plans, see the narrative following the 2013 Pension Benefits Table.

See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

(1)	Plan was frozen on December 31, 2001.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations

In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost.

Personal Financial Planning Services

To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services

To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships

Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft

Through a provider in the fractional aircraft industry, Cullen/Frost has acquired use of a jet aircraft. Use of this aircraft is provided to executives in connection with their extensive business travel requirements. This service is afforded to the executives to reduce travel time and related disruptions and to provide additional security, thereby increasing their availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of the aircraft hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. Mr. Evans did use the jet aircraft for non-business purposes during 2013. Mr. Evans, along with Mr. Green, did incur imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance

Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. In addition, an Executive Life Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more detail.

We do not pay tax reimbursements on perquisites.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Post-Termination Pay

Cullen/Frost has change-in-control agreements with all the Named Executive Officers as well as other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, the Named Executive Officers could receive severance payments of three times base salary and target bonus plus a prorated bonus payment for the year of termination, if their positions were terminated by Cullen/Frost within two years following a “Change in Control” and their employment was terminated, for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

“Change in Control’’ is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers would receive the severance payments described above if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for each of the Named Executive Officers following termination of employment without Cause or for Good Reason, as well as a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments.

Under the change-in-control agreements, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation.

For detailed estimated payments upon a change in control, please see the Change-in-Control Payments Table.

There are no other severance policies or employment contracts in place for the Named Executive Officers. If any of the Named Executive Officers were to have their employment with Cullen/Frost severed, the Committee would make any post-termination pay determinations based on the individual situation(s).

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based” (within the meaning of Section 162(m)).

In order to help preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan allows the Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan.

For 2013, non-deductible compensation for Mr. Evans totaled approximately $89,000. As the only cash component of Mr. Evans’ compensation subject to 162(m) is his base salary, the Committee did not in its discretion defer any of Mr. Evans’ 2013 compensation.

Other Policies

Stock Ownership Guidelines

The Committee maintains Stock Ownership Guidelines for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock and Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

Participants are given up to five years from the date of initial approval of this policy to reach the guideline. Any new participants are given five years from the date they become an eligible participant to reach the guideline. The policy was approved by the Committee in its Fall 2011 meeting.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers have satisfied the guidelines.

Anti-Hedging Policy

The Committee maintains an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement Cullen/Frost would recover any awards as required by applicable law.

Conclusion

We believe the 2013 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2013 Compensation

2013 Summary Compensation Table

The Table below gives information on compensation for the Named Executive Officers for 2013:

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard W. Evans, Jr.	2013	895,000	1,075,133	769,690	895,000	847,498	195,383	4,693,166
Chairman of the Board, CEO, and President of Cullen/Frost. Chairman of the Board and CEO of Frost Bank, a Cullen/Frost subsidiary	2012	860,000	1,062,829	772,969	812,700	765,154	339,208	4,612,860
	2011	830,000	1,071,360	790,640	784,350	1,017,415	226,318	4,720,083

Phillip D. Green	2013	500,000	263,429	188,314	300,000	—	90,488	1,342,231
Group Executive Vice President and Chief Financial Officer of Cullen/Frost. Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary	2012	455,000	260,251	189,051	286,650	203,726	115,506	1,510,184
	2011	440,000	262,080	193,418	277,200	130,636	104,356	1,407,690

David W. Beck, Jr.	2013	450,000	215,598	154,214	270,000	—	70,419	1,160,231
President and Chief Business Banking Officer of Frost Bank, a Cullen/Frost subsidiary	2012	402,000	212,784	154,808	211,050	213,080	113,721	1,307,443
	2011	390,000	214,560	158,440	204,750	148,686	90,891	1,207,327

Richard Kardys	2013	450,000	197,750	141,466	270,000	—	71,851	1,131,067
Group Executive Vice President and Executive Trust Officer of Frost Bank, a Cullen/Frost subsidiary	2012	400,000	195,325	141,967	210,000	90,918	108,312	1,146,521
	2011	387,000	196,800	145,220	203,175	68,181	89,215	1,089,591

Patrick B. Frost	2013	450,000	173,478	124,109	270,000	—	70,003	1,087,590
President and Executive Officer of Statewide Functions of Frost Bank, a Cullen/Frost subsidiary	2012	400,000	171,318	124,726	210,000	148,363	63,175	1,117,582
	2011	387,000	172,800	127,523	203,175	87,536	50,817	1,028,851

1.	Amounts shown represent the FASB ASC Topic 718 grant date fair value of stock options, restricted stock and restricted stock units granted during 2013. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

2.	Amounts shown represent payments under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

3.	Amounts shown for Mr. Evans represents the actuarial present value of the Mr. Evans’ pension which decreased by $479,503 and the actuarial present value of Mr. Evans’ SERP which increased by $1,327,001. The actuarial present value of Mr. Green’s pension benefit decreased by $81,482 during 2013. The actuarial present value of Mr. Beck’s pension benefit decreased by $52,581 during 2013. The actuarial present value of Mr. Kardys’ pension benefit decreased by $32,142 during 2013. The actuarial present value of Mr. Frost’s pension benefit decreased by $77,491 during 2013. Both the Retirement Plan and the accompanying Retirement Restoration Plan were frozen on December 31, 2001. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

4.	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2013 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Thrift Plan Match(2) ($)	Group Term Life ($)	Executive Life Insurance(3) ($)	401-K Match ($)	Profit Sharing Contribution(4) ($)	Total ($)
Richard W. Evans, Jr.	2013	38,984	38,400	1,482	19,000	15,300	82,218	195,383
	2012	37,469	36,600	1,389	19,000	15,000	229,750	339,208
	2011	36,363	35,100	1,155	19,000	14,700	120,000	226,318
Phillip D. Green	2013	22,937	14,700	941	—	15,300	36,610	90,488
	2012	15,758	12,300	941	—	15,000	71,508	115,506
	2011	30,266	11,700	941	—	14,700	46,750	104,356
David W. Beck, Jr.	2013	11,581	11,700	1,501	—	15,300	30,338	70,420
	2012	16,481	9,120	1,227	—	15,000	71,894	113,721
	2011	10,044	8,700	1,197	—	14,700	56,250	90,891
Richard Kardys	2013	13,299	11,700	1,393	—	15,300	30,159	71,851
	2012	11,703	9,000	1,166	—	15,000	71,444	108,312
	2011	9,127	8,520	618	—	14,700	56,250	89,215
Patrick B. Frost	2013	10,677	11,700	2,167	—	15,300	30,159	70,003
	2012	8,096	9,000	948	—	15,000	30,131	63,175
	2011	8,000	8,520	847	—	14,700	18,750	50,817

1.	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level (SIFL).

2.	Cullen/Frost contributions to the Thrift Incentive Plan.

3.	Represents premiums paid on a $1,000,000 Executive Life Insurance Policy on Mr. Evans.

4.	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2013 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 14, 2013 and were based on 2012 earnings.

2013 Grants of Plan-Based Awards

The following tables provide information concerning non-equity awards for 2013 paid in February 2014 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2013 under the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan:

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of All Other Stock Awards(1) $	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Grant Date Fair Value of All Other Option Awards(2) $	Exercise or Base Price of Option Awards ($/Sh)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard W.Evans, Jr.	10/29/2013	—	895,000	—	—	—	—	15,060	1,075,133	50,110	769,690	71.39
Phillip D. Green	10/29/2013	—	300,000	—	—	—	—	3,690	263,429	12,260	188,314	71.39
David W. Beck, Jr.	10/29/2013	—	270,000	—	—	—	—	3,020	215,598	10,040	154,214	71.39
Richard Kardys	10/29/2013	—	270,000	—	—	—	—	2,770	197,750	9,210	141,466	71.39
Patrick B. Frost	10/29/2013	—	270,000	—	—	—	—	2,430	173,478	8,080	124,109	71.39

1.	Amounts shown represent the grant date fair value of restricted stock awards and restricted stock unit awards granted on October 29, 2013, which fully vest on the fourth anniversary of their grant date. The grant date fair value was $71.39 per share of restricted stock or restricted stock unit, which was the closing price of Cullen/Frost’s stock the date of grant. Dividends are paid on awards of restricted stock at the same rate paid to all other stockholders generally, which was $0.48 per share in the first quarter of 2013 and $0.50 per share in the second, third and fourth quarters of 2013. Dividend-equivalent Payments are paid on awards of restricted stock units at the same rate as dividends paid to stockholders generally.

2.	Amounts shown represent the grant date fair value of stock option awards granted on October 29, 2013, with an exercise price equal to the closing price of Cullen/Frost’s stock that day of $71.39. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options awarded to the Named Executive Officers in 2013 was $15.36 per share. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the associated assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of our Named Executive Officers as of December 31, 2013:

Outstanding Equity Awards at Fiscal Year-End Table 2013

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date
Richard W. Evans, Jr.	10/19/2005	55,000	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	55,000	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	80,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	80,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	58,070	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/2010	43,552	14,518	—	52.46	10/26/20	22,320	1,661,278	—	—	10/26/14
	10/25/2011	37,974	37,976	—	48.00	10/25/21	22,320	1,661,278	—	—	10/25/15
	10/23/2012	16,252	48,758	—	54.56	10/23/22	19,480	1,449,896	—	—	10/23/16
	10/29/2013	—	50,110	—	71.39	10/29/23	15,060	1,120,916	—	—	10/29/17

							79,180	5,893,368
Phillip D. Green	10/19/2005	13,500	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	13,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	20,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	20,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	14,210	—	—	50.64	10/20/19			—	—
	10/26/2010	10,657	3,553	—	52.46	10/26/20	5,460	406,388	—	—	10/26/14
	10/25/2011	9,290	9,290	—	48.00	10/25/21	5,460	406,388	—	—	10/25/15
	10/23/2012	3,975	11,925	—	54.56	10/23/22	4,770	355,031	—	—	10/23/16
	10/29/2013	—	12,260	—	71.39	10/29/23	3,690	274,647	—	—	10/29/17

							19,380	1,442,454
David W. Beck, Jr.	10/21/2008	15,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	11,640	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/2010	8,730	2,910	—	52.46	10/26/20	4.470	332,702	—	—	10/26/14
	10/25/2011	7,610	7,610	—	48.00	10/25/21	4,470	332,702	—	—	10/25/15
	10/23/2012	3,255	9,765	—	54.56	10/23/22	3,900	290,277	—	—	10/23/16
	10/29/2013	—	10,040	—	71.39	10/29/23	3,020	224,779	—	—	10/29/17

							15,860	1,180,460
Richard Kardys	10/19/2005	10,500	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	10,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	15,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	15,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	10,660	—	—	50.64	10/20/19			—	—	—
	10/26/2010	7,995	2,665	—	52.46	10/26/20	4,100	305,163	—	—	10/26/14
	10/25/2011	6,974	6,976	—	48.00	10/25/21	4,100	305,163	—	—	10/25/15
	10/23/2012	2,985	8,955	—	54.56	10/23/22	3,580	266,459	—	—	10/23/16
	10/29/2013	—	9,210	—	71.39	10/29/23	2,770	206,171	—	—	10/29/17

							14,550	1,082,956
Patrick B. Frost	10/19/2005	10,500	—	—	50.01	10/19/15	—	—	—	—	—
	10/24/2006	10,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/2007	13,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/2008	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/2009	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/2010	7,020	2,340	—	52.46	10/26/20	3,600	267,948	—	—	10/26/14
	10/25/2011	6,124	6,126	—	48.00	10/25/21	3,600	267,948	—	—	10/25/15
	10/23/2012	2,622	7,868	—	54.56	10/23/22	3,140	233,710	—	—	10/23/16
	10/29/2013	—	8,080	—	71.39	10/29/23	2,430	180,865	—	—	10/29/17

							12,770	950,471

1.	All options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/19/2005	25 25 25 25	% % % %	10/19/2006 10/19/2007 10/19/2008 10/19/2009
10/24/2006	25 25 25 25	% % % %	10/24/2007 10/24/2008 10/24/2009 10/24/2010
10/22/2007	25 25 25 25	% % % %	10/22/2008 10/22/2009 10/22/2010 10/22/2011
10/21/2008	25 25 25 25	% % % %	10/21/2009 10/21/2010 10/21/2011 10/21/2012
10/20/2009	25 25 25 25	% % % %	10/20/2010 10/20/2011 10/20/2012 10/20/2013
10/26/2010	25 25 25 25	% % % %	10/26/2011 10/26/2012 10/26/2013 10/26/2014
10/25/2011	25 25 25 25	% % % %	10/25/2012 10/25/2013 10/25/2014 10/25/2015
10/23/2012	25 25 25 25	% % % %	10/23/2013 10/23/2014 10/23/2015 10/23/2016
10/29/2013	25 25 25 25	% % % %	10/29/2014 10/29/2015 10/29/2016 10/29/2017

2.	All restricted stock awards and restricted stock units fully vest on the fourth anniversary of their grant date. In the case of the restricted stock awards, should the Named Executive Officer reach the age of 65, the unvested shares vest immediately to coincide with the tax liability associated with the awards. In the case of the restricted stock units only, should the Named Executive Officer retire at or above the age of 65, the units will vest at the earlier of four years from the grant date or three years from the date of retirement. As discussed previously, beginning in 2010, Named Executive Officers having attained the age of 60 on or before the time of grant, are awarded restricted stock units as opposed to restricted shares.

2013 Option Exercises and Stock Vested

The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options and the vesting of stock awards in 2013:

Option Exercises and Stock Vested Table 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Richard W. Evans, Jr.	—	—	—	—
Phillip D. Green	—	—	5,460	390,226
David W. Beck, Jr.	39,600	929,266	4,470	319,471
Richard Kardys	—	—	—	—
Patrick B. Frost	—	—	3,600	257,292

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

2013 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit pension plans in which each of our Named Executive Officers participated in 2013:

Pension Benefits Table 2013

Name	Plan Name	Number of Years of Credited Service(2) #	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
Richard W. Evans, Jr. Phillip D. Green David W. Beck, Jr. Richard Kardys Patrick B. Frost	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	891,532	—
		21.4167	492,781	—
		25.5833	740,309	—
		24.8334	791,734	55,755
		17.4167	300,159	—

Richard W. Evans, Jr. Phillip D. Green David W. Beck, Jr. Richard Kardys Patrick B. Frost	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers,	30.8334	4,136,529	—
		21.4167	673,161	—
	Inc. and its Affiliates (as amended and restated)(1)(4)	25.5833	819,032	—
		24.8334	666,076	46,713
		17.4167	360,609	—

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan(4)	42.7500	3,483,738	—

1.	This plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

2.	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

3.	See Note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

4.	Under the terms of the Retirement Plan and the Retirement Restoration Plan (and, with respect to Mr. Evans only, the Supplemental Executive Retirement Plan) all of the Named Executive Officers are eligible for early retirement with the exception of Mr. Frost. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The Profit Sharing Plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants pro rata, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus percentage adjustments for certain age levels. In addition, for those employees who attained the age of 45 prior to January 1, 2002 and who were participants in the now frozen Retirement Plan, an additional contribution, subject to IRS limits, is made based on age and years of service. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2013 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2013 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first. Richard Kardys is the only Named Executive Officer who received payments under this plan and the accompanying Retirement Restoration Plan in 2013. Mr. Kardys commenced his benefits under this plan upon attaining the age of 65 during 2011.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including the Named Executive Officers whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) plan (the “401(k) Plan”) that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) Plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan (the “Thrift Incentive Plan”) for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Bonus Plan for the Chief Executive Officer are excluded from the provisions of Section 162(m). Therefore, during 2013, there were no deferrals made on Mr. Evans’s behalf. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2013 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard W. Evans, Jr.	—	—	15,462	—	484,164
Phillip D. Green	—	—	—	—	—
David W. Beck, Jr.	—	—	—	—	—
Richard Kardys	—	—	—	—	—
Patrick B. Frost	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target bonus plus a prorated bonus payment for the year of termination if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Richard W. Evans, Jr.	Three Times
Phillip D. Green	Three Times
David W. Beck, Jr.	Three Times
Richard Kardys	Three Times
Patrick B. Frost	Three Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The existing agreements also provide for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments and benefits and any accelerated vesting of equity-based awards in connection with a change in control. As shown in the table below, Mr. Beck and Mr. Frost are the only Named Executive Officers that would have incurred excise tax and therefore received a related tax gross-up payment had their employment been terminated upon a change in control on December 31, 2013.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).

Under the terms of the Company’s 2005 Omnibus Incentive Plan, as amended and restated, equity-based awards generally vest upon the occurrence of a change in control.

For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 31, 2013, the last business day of the year. The closing price of the stock on December 31, 2013, $74.43, was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock Awards and Unvested Restricted Stock Units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Stock Options that would continue to vest on their original schedule;

•	Restricted Stock Units that would vest on the sooner of their original schedule of four years from grant date or three years from date of retirement;

•	Any retirement benefits commenced by the Named Executive Officer under the

•	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

•	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc and its Affiliates;

•	Profit Sharing Plan;

•	Profit Sharing Restoration Plan; and

•	Supplemental Executive Retirement Plan (applies only to Mr. Evans).

For more detail concerning these potential payments at the time of retirement, see the 2013 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2013 Post-Employment Benefits discussion above.

Change in Control Payments(5)

Name	Cash Severance(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Total ($)
Richard W. Evans, Jr.	6,265,000	8,337,189	29,426	—	14,631,615
Phillip D. Green	2,700,000	2,040,267	24,400	—	4,764,667
David W. Beck, Jr.	2,430,000	1,670,077	28,770	1,047,629	5,176,476
Richard Kardys	2,430,000	1,531,817	21,763	—	3,983,580
Patrick B. Frost	2,430,000	1,344,691	38,706	986,943	4,800,340

1.	The amounts shown above as cash severance the Named Executive Officers represent severance equal to the base salary and target bonus multiplied by three plus the prorated target bonus.

2.	The amounts shown above represent the difference between the grant price and the closing market price on December 31, 2013 on the shares underlying unvested stock options along with the value of all unvested restricted stock and restricted stock units as of December 31, 2013 using the closing market price on December 31, 2013 of $74.43.

3.	The amounts shown above represent the value of three years’ health and welfare benefits for each of the Named Executive Officers.

4.	Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for only Mr. Beck and Mr. Frost As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999 for Mr. Beck and Mr. Frost only. Accordingly, an excise tax gross-up payment is shown for Mr. Beck and Mr. Frost. No excise tax gross-up payments would have been payable under the change-in-control agreements for the remaining Named Executive Officers.

5.	As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements with the exception of equity awards, which are subject to “single trigger” vesting on the occurrence of a change-in-control.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Richard W. Evans, Jr.	1,022,916	(3)	1.66%
Phillip D. Green	213,503	(4)	0.35%
David W. Beck, Jr.	67,858		0.11%
Richard Kardys.	239,586		0.39%
Patrick B. Frost	959,322	(5)	1.56%
All Directors, nominees and executive officers as a Group (21 persons).	3,760,035	(6)	6.10%

(1)	Beneficial ownership is stated as of March 6, 2014. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2013: Mr. David W. Beck, Jr. 46,225; Mr. Patrick B. Frost 72,127; Mr. Richard W. Evans, Jr. 425,850; Mr. Phillip D. Green 105,132; Mr. Richard Kardys 79,615, and all Directors, nominees and executive officers as a group 902,120.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. David W. Beck, Jr. 2,522; Mr. Patrick B. Frost 28,601; Mr. Richard W. Evans, Jr. 56,633; Mr. Phillip D. Green 34,737; and Mr. Richard Kardys 33,497.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes 1,100 shares held by Mr. Green’s wife and 24,485 shares held by trusts for which Mr. Green is the trustee.

(5)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager, (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(6)	Includes 673,144 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 265,005 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2013, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None
Cullen/Frost Bankers, Inc.	419,528	9,500	(2)	1,409,089	426,978	5,391	1,405,748	(2)	5,093,782	(1)	8.3%
P.O. Box 1600 San Antonio, Texas 78296(1)
BlackRock, Inc.	2,954,870	—		—	3,164,961	—	—		3,164,961	(3)	5.2%
40 East 52nd Street New York, New York 10022

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of various of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,255,665 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on January 28, 2014, reporting ownership as of December 31, 2013.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2013, certain transactions, including borrowings, between these persons and such subsidiaries have occurred. In particular, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 S. Hulen Partners, L.P. of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.33% interest and is the managing general partner. These offices were the headquarters of Overton Bancshares, Inc., which Cullen/Frost acquired in 1998. Cullen/Frost assumed this lease in the acquisition and has maintained it since. During 2013, lease payments of $870,735 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 S. Hulen Partners, L.P. The lease payments payable in the future through the end of lease term are $2,372,440. Also, the offices of the North Hulen Motor Bank of Frost Bank in Fort Worth, Texas are leased on a long-term basis from EG FNB, LLC, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is a partner and general manager with a 0.593% interest. During 2013, lease payments of $34,100 were made by Frost Bank to EG FNB, LLC. The lease payments payable in the future through the end of lease term are $212,517. Additionally, two siblings of Patrick B. Frost serve in non-executive officer positions of Frost Bank and received cash compensation in 2013 in an aggregate amount of approximately $534,000. In addition, they received stock option grants with an aggregate grant date fair value of approximately $118,000. The compensation of Mr. Frost’s siblings is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his siblings nor do any of them share a household with Mr. Frost. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Cullen/Frost to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred To Independent Auditors

	2013	2012
Audit Fees(1)	$1,091,200	$852,776
Audit-Related Fees(2)	$364,746	$184,540
Tax Fees(3)	$236,165	$193,217
All Other Fees	$0	$0

Total Fees	$1,692,111	$1,230,533

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Trust Department operations.

(3)	Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board of Directors has determined that, consistent with the nonbinding resolution adopted by the shareholders at the 2011 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board of Directors and will not overrule any decision by the Board of Directors. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2013 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 15, above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board of Directors and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board of Directors recommends you vote “FOR” this Proposal 3.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2013. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications With Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2013.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2015 Annual Meeting of Shareholders (currently scheduled to be held on April 30, 2015), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 21, 2014. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2015 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 30, 2015 meeting, the date on which the 2015 Annual Meeting is currently scheduled, notice is required no earlier than January 30, 2015 and no later than March 1, 2015). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2015 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 21, 2014

A copy of Cullen/Frost’s 2013 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee, by writing to the same address. In addition, copies are available on Cullen/Frost’s website at frostbank.com.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on April 24, 2014.

Vote by Internet
• Go to www.investorvote.com/CFR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management recommends a vote FOR Proposals 1, 2 and 3.

1.	Election of Directors:	01 - R. Denny Alexander 04 - Crawford H. Edwards 07 - Patrick B. Frost 10 - Richard M. Kleberg, III 13 - Horace Wilkins, Jr.	02 - Carlos Alvarez 05 - Ruben M. Escobedo 08 - David J. Haemisegger 11 - Charles W. Matthews	03 - Royce S. Caldwell 06 - Richard W. Evans, Jr. 09 - Karen E. Jennings 12 - Ida Clement Steen	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

							For	Against	Abstain
					2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2014.	☐	☐	☐

3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■		1 U P X	+
01LNRC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 24, 2014 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)